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                                                                    EXHIBIT 12.1

                                  AMTRAN, INC.
                 CALCULATION OF 'EARNINGS' AND 'FIXED CHARGES'

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
                                                                                                  SIX MONTHS ENDED
                              1993          1994          1995           1996          1997        JUNE 30, 1998
                           -----------   -----------   -----------   ------------   -----------   ----------------
Earnings:
    Pre-tax income (loss)
      from continuing
      operations.........  $ 3,866,000   $ 5,879,000   $14,653,000   $(39,581,000)  $ 6,027,000     $ 43,920,000
    Fixed charges........   16,436,282    18,081,849    22,430,142     26,155,258    28,180,507       15,732,264
    Less: capitalized
      interest
      add-back...........      --           (140,000)   (1,295,000)    (1,350,218)     (702,626)        (547,704)
                           -----------   -----------   -----------   ------------   -----------   ----------------
        Total earnings...  $20,302,282   $23,820,849   $35,788,142   $(14,775,960)  $33,504,881     $ 59,104,560
                           -----------   -----------   -----------   ------------   -----------   ----------------
                           -----------   -----------   -----------   ------------   -----------   ----------------
Ratio of earnings to
  fixed charges..........         1.24          1.32          1.60          (0.56)         1.19             3.76
Fixed charges:
    Interest expense.....  $ 3,872,000   $ 3,656,000   $ 4,163,000   $  4,465,000   $ 9,454,000     $  6,467,000
    Interest capitalized
      during period......      --            140,000     1,295,000      1,350,218       702,626          547,704
    Debt issue cost
      amortization.......       38,616       419,223       649,139        881,239     1,367,272          694,094
    Bank commitment
      fees...............      409,166       452,876       535,003        695,801       907,109          408,966
    Interest portion of
      rental expense.....   12,116,500    13,413,750    15,788,000     18,763,000    15,749,500        7,614,500
                           -----------   -----------   -----------   ------------   -----------   ----------------
        Total fixed
          charges........  $16,436,282   $18,081,849   $22,430,142   $ 26,155,258   $28,180,507     $ 15,732,264
                           -----------   -----------   -----------   ------------   -----------   ----------------
                           -----------   -----------   -----------   ------------   -----------   ----------------
Deficiency...............                                            $(40,931,218)
                                                                     ------------
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